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

                                                NYNEX CORPORATION

                                VOLUNTARY SCHEDULE - CERTAIN FINANCIAL INFORMATION
                                                   (Unaudited)

Data Stated In Millions
                                                             First Quarter    First Quarter     Year To Date
Regulation       Statement Caption                               1994             1993          1994    1993

5-02(1)          Cash and temporary cash investments          $  144.0        $    92.1

5-02(9)          Total current assets                          3,697.2          3,709.9

5-02(18)         Total assets                                 29,268.7         27,898.5

5-02(21)         Total current liabilities                     6,439.7          4,861.4

5-02(22)         Long-term debt                                6,934.7          6,897.4

5-02(29)         Preferred stock                                   -                -

5-02(30)         Common stock                                    433.6            214.4

5-03(b)(10)      Earnings before income taxes and cumulative
                   effect of change in accounting principle      426.8            492.7         426.8   492.7

5-03(b)(11)      Income tax expense                              136.2            161.6        $136.2  $161.6

5-03(b)(16)      Earnings before cumulative effect
                   of change in accounting principle             290.6            331.1         290.6   331.1

5-03(b)(18)      Cumulative effect of change in accounting
                   for postemployment benefits, net of taxes       -             (123.5)*         -    (123.5)*

5-03(b)(19)      Net income                                      290.6            207.6*        290.6   207.6*

  *  Restated to reflect the adoption of Statement of Financial Accounting Standards No. 112 in the fourth quarter of 1993 retroactive to January 1, 1993.
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